Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686 – 6060	Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS REPORTS
THIRD QUARTER FISCAL 2011 EARNINGS

Net Income Increases by 529%

Non-Performing Assets Decline by 10% (Sequential Quarter)

Core Deposits (Transaction Accounts) Increase by 5%

Riverside, Calif. – April 28, 2011 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced third quarter earnings for the fiscal year ending June 30, 2011.

            For the quarter ended March 31, 2011, the Company reported net income of $2.34 million, or $0.20 per diluted share (on 11.43 million average shares outstanding), compared to net income of $371,000, or $0.03 per diluted share (on 11.33 million average shares outstanding), in the comparable period a year ago.  The increase in net income for the third quarter of fiscal 2011 was primarily attributable to an increase in non-interest income, partly offset by an increase in non-interest expenses as compared to the same period last year.

“This quarter marks the sixth consecutive profitable quarter for the Company and we are pleased with our progress coming out of what many economists believe to be the most significant economic downturn since the Great Depression.  We remain optimistic that the slowly improving economic conditions will accelerate as we continue through

2011 and believe that the Company is well-positioned in the markets we serve to benefit from improving conditions,” said Craig G. Blunden, Chairman, President and Chief Executive Officer of the Company.  “Our mortgage banking results improved from the same quarter last year and we continue to capture a significant amount of mortgage banking loan origination volume.”

     As of March 31, 2011 the Bank exceeded all regulatory capital requirements with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 10.16 percent, 10.16 percent, 16.07 percent and 14.82 percent, respectively.  As of June 30, 2010 these ratios were 8.82 percent, 8.82 percent, 13.17 percent and 11.91 percent, respectively.  For each period, the Bank’s capital ratios exceeded the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).

Return on average assets for the third quarter of fiscal 2011 improved to 0.69 percent from 0.10 percent for the same period of fiscal 2010.  Return on average stockholders’ equity for the third quarter of fiscal 2011 improved to 6.79 percent from 1.20 percent for the comparable period of fiscal 2010.

On a sequential quarter basis, third quarter results reflect net income of $2.34 million, a 45 percent decrease from $4.26 million in the second quarter of fiscal 2011.  The decrease in the current quarter was primarily attributable to an increase in the provision for loan losses and a decrease in non-interest income.  Diluted earnings per share for the third quarter of fiscal 2011 decreased to $0.20 per share from $0.37 per share in the second quarter of fiscal 2011.  Return on average assets decreased to 0.69 percent for the third quarter of fiscal 2011 from 1.24 percent in the second quarter of fiscal 2011; and return on average stockholders’ equity for the third quarter of fiscal 2011 was 6.79 percent, compared to 12.62 percent for the second quarter of fiscal 2011.

For the nine months ended March 31, 2011, net income was $11.12 million, compared to a net loss of $(2.09) million in the comparable period ended March 31, 2010; and the diluted earnings per share for the nine months ended March 31, 2011 improved to $0.98 from a loss of $(0.26) for the comparable period last year.  The return on average assets for the nine months ended March 31, 2011 improved to 1.08 percent from negative (0.19) percent for the nine-month period a year earlier.  The return on average stockholders’ equity for the nine months ended March 31, 2011 was 11.04 percent, compared to negative (2.38) percent for the nine-month period a year earlier.

Net interest income before provision for loan losses decreased $421,000, or four percent, to $9.17 million in the third quarter of fiscal 2011 from $9.59 million for the same period in fiscal 2010.  Non-interest income increased $5.78 million, or 201 percent, to $8.66 million in the third quarter of fiscal 2011 from $2.88 million in the comparable period of fiscal 2010.  Non-interest expenses increased $1.46 million, or 15 percent, to $11.01 million in the third quarter of fiscal 2011 from $9.55 million in the comparable period in fiscal 2010.  The increase in both non-interest income and non-interest expenses relate primarily to increased mortgage banking loan production.

The average balance of loans outstanding decreased by $100.2 million, or nine percent, to $1.06 billion in the third quarter of fiscal 2011 from $1.16 billion in the same quarter of fiscal 2010.  The managed decline in the loan balance was consistent with the Company’s short-term de-leveraging strategy to further its goals of maintaining prudent capital ratios, reducing its credit risk profile in response to the current economic conditions and providing sufficient balance sheet capacity for its mortgage banking operations.  The average yield on loans receivable decreased by 37 basis points to 5.17 percent in the third quarter of fiscal 2011 from an average yield of 5.54 percent in the same quarter of fiscal 2010.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans repricing to lower interest rates.  Loans originated for investment in the third quarter of fiscal 2011 totaled $8.1 million (including $6.6 million of loans purchased for investment), consisting primarily of multi-family loans.  In the third quarter of fiscal 2010, loans originated for investment totaled $533,000, consisting primarily of multi-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $40.9 million, or nine percent, to $429.5 million at March 31, 2011 from $470.4 million at March 31, 2010.  The percentage of preferred loans to total loans held for investment at March 31, 2011 increased to 45 percent from 43 percent at March 31, 2010.  Loan principal payments received in the third quarter of fiscal 2011 were $19.7 million, compared to $22.6 million in the same quarter of fiscal 2010.  In addition, real estate acquired in the settlement of loans (real estate owned) in the third quarter of fiscal 2011 totaled $10.6 million, compared to $19.1 million in the same quarter of fiscal 2010.

The average balance of investment securities decreased by $9.3 million, or 25 percent, to $28.6 million in the third quarter of fiscal 2011 from $37.9 million in the same quarter of fiscal 2010.  The decrease was attributable primarily to the sale of investment securities in fiscal 2010 which was not replicated in fiscal 2011.  The average yield decreased 69 basis points to 2.59 percent in the third quarter of fiscal 2011 from 3.28 percent in the same quarter of fiscal 2010.  The decline in average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities, principal paydowns of higher yielding mortgage-backed securities and the sale of higher yielding mortgage-backed securities.

In February 2011, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks.  As a result, a total of $1.2 million of excess capital stock was redeemed in March 2011.  Also in February 2011, the FHLB – San Francisco declared a cash dividend for the quarter ended December 31, 2010; the $22,000 cash dividend was received by the Bank in the third quarter of fiscal 2011.

The average balance of excess liquidity, primarily cash with the Federal Reserve Bank of San Francisco, increased to $167.4 million in the third quarter of fiscal 2011 from $113.8 million in the same quarter of fiscal 2010.  The Bank maintained high levels of cash and cash equivalents in the third quarter of fiscal 2011 in response to the uncertain operating environment and to fund its mortgage banking business.  The average yield earned on interest-earning deposits was 0.25% in the third quarter of fiscal 2011, much lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.

Average deposits were $937.8 million in the third quarter of fiscal 2011, a small decline from $942.8 million in the same quarter of fiscal 2010.  The average cost of deposits decreased by 50 basis points to 1.04 percent in the third quarter of fiscal 2011 from 1.54 percent in the same quarter last year, primarily due to higher costing time deposits repricing to lower interest rates and a reduction in rates paid on transaction account balances (“core deposits”).  Core deposits increased by $20.8 million, or five percent, to $470.3 million at March 31, 2011 from $449.5 million at March 31, 2010, in step with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.  Time deposits decreased by $21.7 million, or four percent, to $476.7 million at March 31, 2011 compared to $498.4 million at March 31, 2010.

The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $79.3 million, or 24 percent, to $248.7 million in the third quarter of fiscal 2011 and the average cost of advances decreased 14 basis points to 3.98 percent in the third quarter of fiscal 2011, compared to an average balance of $328.0 million and an average cost of 4.12 percent in the same quarter of fiscal 2010.  The decrease in borrowings was primarily attributable to scheduled maturities.

The net interest margin during the third quarter of fiscal 2011 remained unchanged at 2.85 percent as compared to the same quarter last year.  The decrease in deposit costs, particularly time deposit costs, and borrowing costs were offset by a lower average yield on loans and investment securities, and a higher level of excess liquidity invested at a nominal yield.

During the third quarter of fiscal 2011, the Company recorded a provision for loan losses of $2.69 million, compared to the $2.32 million provision for loan losses recorded during the same period of fiscal 2010 and the $1.05 million provision recorded in the second quarter of fiscal 2011 (sequential quarter).  The increase in the provision for loan losses was primarily a result of the elevated charge-offs during the third quarter of fiscal 2011, primarily single-family loans, although the overall asset quality and the 30 to 89 day delinquent category greatly improved from the sequential second quarter of fiscal 2011.

Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $57.3 million, or 4.28 percent of total assets, at March 31, 2011, compared to $91.4 million, or 6.50 percent of total assets, at March 31, 2010 and $73.5 million, or 5.25 percent of total assets, at June 30, 2010.  Non-performing loans at March 31, 2011 were primarily comprised of 128 single-family loans ($37.3 million); four multi-family loans ($4.9 million); five commercial real estate loans ($2.8 million); two other mortgage loans ($1.2 million); one construction loan ($250,000) and four commercial business loans ($145,000).  Real estate owned acquired in the settlement of loans was comprised of 35 single-family properties ($8.7 million), two multi-family properties ($1.1 million), one commercial real estate property ($377,000), one developed lot ($398,000) and 25 undeveloped lots ($78,000).  Net charge-offs for the quarter ended March 31, 2011 were $5.14 million or 1.94 percent (annualized) of average loans receivable, compared to $6.84 million or 2.35 percent (annualized) of average loans receivable for the quarter ended March 31, 2010 and $3.21 million or 1.12 percent (annualized) of average loans receivable for the quarter ended December 31, 2010 (sequential quarter).

Classified assets at March 31, 2011 were $75.8 million, comprised of $11.1 million in the special mention category, $54.0 million in the substandard category and $10.7 million in real estate owned.  Classified assets at June 30, 2010 were $95.6 million, comprised of $20.5 million in the special mention category, $60.4 million in the substandard category and $14.7 million in real estate owned.

For the quarter ended March 31, 2011, eleven loans for $5.6 million were re-underwritten and modified from their original terms, and were identified as restructured loans.  As of March 31, 2011, the outstanding balance of restructured loans was $44.8 million:  38 loans are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($18.1 million); eight loans are classified as special mention and remain on accrual status ($3.4 million); 56 loans are classified as substandard ($23.3 million, all of which are on non-accrual status); and one loan is classified as a loss, fully reserved and on non-accrual status.  As of March 31, 2011, $34.2 million, or 76 percent, of the restructured loans are current with respect to their payment status.

The allowance for loan losses was $34.5 million at March 31, 2011, or 3.64 percent of gross loans held for investment, compared to $43.5 million, or 4.14 percent of gross loans held for investment at June 30, 2010.  The allowance for loan losses at March 31, 2011 includes $17.0 million of specific loan loss reserves and $17.5 million of general loan loss reserves, compared to $17.8 million of specific loan loss reserves and $25.7 million of general loan loss reserves at June 30, 2010.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment.

Non-interest income increased to $8.66 million in the third quarter of fiscal 2011 compared to $2.88 million in the same period of fiscal 2010, primarily the result of a

$5.25 million increase in the gain on sale of loans and a $1.09 million net gain on sale of the retail branch facility in Temecula, California.

The gain on sale of loans increased to $6.68 million for the quarter ended March 31, 2011 from $1.43 million in the comparable quarter last year, reflecting a higher average loan sale margin and a higher loan sale volume.  The average loan sale margin for mortgage banking was 142 basis points for the quarter ended March 31, 2011, compared to 36 basis points in the comparable quarter last year.  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and put option contracts) that amounted to a net gain of $1.42 million in the third quarter of fiscal 2011, as compared to an unfavorable fair-value adjustment that amounted to a net loss of $(752,000) in the same period last year.  The gain on sale of loans for the third quarter of fiscal 2011 includes a $1.24 million recovery from the recourse reserve on loans sold that are subject to repurchase, compared to a $1.18 million recourse provision in the comparable quarter last year.  As of March 31, 2011, the recourse reserve for loans sold that are subject to repurchase was $4.1 million, compared to $6.1 million at March 31, 2010 and $6.3 million at June 30, 2010.

The volume of loans originated for sale was $423.9 million in the third quarter of fiscal 2011, an increase of 18 percent from $359.2 million for the same period last year.  The loan origination volumes were the result of favorable liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and relatively low mortgage interest rates.  Total loans sold for the quarter ended March

31, 2011 were $430.9 million, an increase of 26 percent from $343.0 million for the same quarter last year.  Total loan originations (including loans originated for investment and loans originated for sale) were $432.0 million in the third quarter of fiscal 2011, an increase of 20 percent from $359.8 million in the same quarter of fiscal 2010.

The sale and operations of real estate owned acquired in the settlement of loans resulted in a net loss of $(550,000) in the third quarter of fiscal 2011, as compared to a net gain of $58,000 in the comparable period last year.  Thirty-nine real estate owned properties were sold in the quarter ended March 31, 2011 compared to 25 real estate owned properties sold in the same quarter last year.  During the third quarter of fiscal 2011, twenty-five real estate owned properties were acquired in the settlement of loans, compared to 45 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of March 31, 2011, the real estate owned balance was $10.7 million (64 properties), compared to $14.7 million (77 properties) at June 30, 2010 and $17.6 million (75 properties) at March 31, 2010.

Non-interest expenses increased to $11.01 million in the third quarter of fiscal 2011 from $9.55 million in the same quarter last year, primarily as a result of an increase in compensation expense related to higher mortgage banking loan production.

The Company’s efficiency ratio improved to 62 percent in the third quarter of fiscal 2011 from 77 percent in the third quarter of fiscal 2010.  The improvement was the result of an increase in non-interest income, partly offset by an increase in non-interest expense.

The Company’s tax provision was $1.80 million for the third quarter of fiscal 2011, up $1.57 million from $229,000 in the same quarter last year.  The effective income tax rate for the quarter ended March 31, 2011 was 43.5 percent as compared to 38.2 percent in the same quarter last year.  The increase in the effective income tax rate was primarily the result of a higher percentage of permanent tax differences relative to income before taxes.  The Company believes that the tax provision recorded in the third quarter of fiscal 2011 reflects its current income tax obligations.

The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in City of Industry, Escondido, Glendora, Pleasanton, Rancho Cucamonga and Riverside (3), California.

The Company will host a conference call for institutional investors and bank analysts on Friday, April 29, 2011 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-398-9379 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, May 6, 2011 by dialing 1-800-475-6701 and referencing access code number 201847.

For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited – Dollars In Thousands)
	March 31, 2011	June 30, 2010

Assets
Cash and cash equivalents	$175,357	$96,201
Investment securities – available for sale at fair value	27,132	35,003
Loans held for investment, net of allowance for loan losses of
$34,478 and $43,501, respectively	913,396	1,006,260
Loans held for sale, at fair value	146,559	170,255
Accrued interest receivable	3,778	4,643
Real estate owned, net	10,659	14,667
FHLB – San Francisco stock	28,185	31,795
Premises and equipment, net	4,616	5,841
Prepaid expenses and other assets	29,349	34,736

Total assets	$1,339,031	$1,399,401

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$42,433	$52,230
Interest-bearing deposits	904,502	880,703
Total deposits	946,935	932,933

Borrowings	231,611	309,647
Accounts payable, accrued interest and other liabilities	20,908	29,077
Total liabilities	1,199,454	1,271,657

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,418,654 and 11,406,654 shares outstanding, respectively)

	176	176
Additional paid-in capital	86,520	85,663
Retained earnings	146,159	135,383
Treasury stock at cost (6,192,211 and 6,204,211 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	-	(203)
Accumulated other comprehensive income, net of tax	664	667

Total stockholders’ equity	139,577	127,744

Total liabilities and stockholders’ equity	$1,339,031	$1,399,401

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited – Dollars In Thousands)
	March 31, 2011	December 31, 2010

Assets
Cash and cash equivalents	$175,357	$153,691
Investment securities – available for sale at fair value	27,132	31,104
Loans held for investment, net of allowance for loan losses of
$34,478 and $36,925, respectively	913,396	932,199
Loans held for sale, at fair value	146,559	152,061
Accrued interest receivable	3,778	4,133
Real estate owned, net	10,659	13,470
FHLB – San Francisco stock	28,185	29,349
Premises and equipment, net	4,616	5,830
Prepaid expenses and other assets	29,349	36,249

Total assets	$1,339,031	$1,358,086

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$42,433	$45,475
Interest-bearing deposits	904,502	881,105
Total deposits	946,935	926,580

Borrowings	231,611	271,623
Accounts payable, accrued interest and other liabilities	20,908	23,092
Total liabilities	1,199,454	1,221,295

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,418,654 and 11,407,454 shares outstanding, respectively)

	176	176
Additional paid-in capital	86,520	86,146
Retained earnings	146,159	143,939
Treasury stock at cost (6,192,211 and 6,203,411 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	-	(68)
Accumulated other comprehensive income, net of tax	664	540

Total stockholders’ equity	139,577	136,791

Total liabilities and stockholders’ equity	$1,339,031	$1,358,086

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended March 31,		Nine Months Ended March 31,

	2011	2010	2011	2010
Interest income:
Loans receivable, net	$13,715	$16,101	$44,164	$51,375
Investment securities	185	311	643	1,869
FHLB – San Francisco stock	22	22	88	91
Interest-earning deposits	104	71	234	191
Total interest income	14,026	16,505	45,129	53,526

Interest expense:
Checking and money market deposits	225	376	801	1,066
Savings deposits	257	468	884	1,492
Time deposits	1,930	2,738	6,165	9,838
Borrowings	2,442	3,330	8,587	11,854
Total interest expense	4,854	6,912	16,437	24,250

Net interest income, before provision for loan losses	9,172	9,593	28,692	29,276
Provision for loan losses	2,693	2,322	4,618	21,843
Net interest income, after provision for loan losses	6,479	7,271	24,074	7,433

Non-interest income:
Loan servicing and other fees	298	219	697	637
Gain on sale of loans, net	6,680	1,431	25,459	9,804
Deposit account fees	633	667	1,933	2,135
Gain on sale of investment securities	-	-	-	2,290
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans	(550)	58	(1,608)	247
Other	1,603	502	2,615	1,458
Total non-interest income	8,664	2,877	29,096	16,571

Non-interest expense:
Salaries and employee benefits	7,170	6,065	22,112	16,848
Premises and occupancy	786	740	2,410	2,282
Equipment	394	334	1,097	1,025
Professional expenses	356	424	1,157	1,177
Sales and marketing expenses	202	174	496	434
Deposit insurance and regulatory assessments	695	636	2,040	2,309
Other	1,409	1,175	4,252	3,595
Total non-interest expense	11,012	9,548	33,564	27,670

Income (loss) before taxes	4,131	600	19,606	(3,666)
Provision (benefit) for income taxes	1,796	229	8,487	(1,579)
Net income (loss)	$2,335	$371	$11,119	$(2,087)

Basic earnings (loss) per share	$0.20	$0.03	$0.98	$(0.26)
Diluted earnings (loss) per share	$0.20	$0.03	$0.98	$(0.26)
Cash dividends per share	$0.01	$0.01	$0.03	$0.03

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Earnings Per Share)
	Quarter Ended
	March 31,	December 31,
	2011	2010
Interest income:
Loans receivable, net	$ 13,715	$ 14,888
Investment securities	185	217
FHLB – San Francisco stock	22	30
Interest-earning deposits	104	65
Total interest income	14,026	15,200

Interest expense:
Checking and money market deposits	225	271
Savings deposits	257	287
Time deposits	1,930	2,051
Borrowings	2,442	2,883
Total interest expense	4,854	5,492

Net interest income, before provision for loan losses	9,172	9,708
Provision for loan losses	2,693	1,048
Net interest income, after provision for loan losses	6,479	8,660

Non-interest income:
Loan servicing and other fees	298	275
Gain on sale of loans, net	6,680	9,332
Deposit account fees	633	671
Loss on sale and operations of real estate owned acquired in the settlement of loans, net	(550)	(690)
Other	1,603	509
Total non-interest income	8,664	10,097

Non-interest expense:
Salaries and employee benefits	7,170	7,565
Premises and occupancy	786	804
Equipment	394	378
Professional expenses	356	418
Sales and marketing expenses	202	160
Deposit insurance premiums and regulatory assessments	695	664
Other	1,409	1,353
Total non-interest expense	11,012	11,342

Income before taxes	4,131	7,415
Provision for income taxes	1,796	3,160
Net income	$ 2,335	$ 4,255

Basic earnings per share	$ 0.20	$ 0.37
Diluted earnings per share	$ 0.20	$ 0.37
Cash dividends per share	$ 0.01	$ 0.01

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	0.69%	0.10%	1.08%	(0.19)%
Return (loss) on average stockholders’ equity	6.79%	1.20%	11.04%	(2.38)%
Stockholders’ equity to total assets	10.42%	8.85%	10.42%	8.85%
Net interest spread	2.70%	2.69%	2.79%	2.63%
Net interest margin	2.85%	2.85%	2.92%	2.75%
Efficiency ratio	61.74%	76.57%	58.08%	60.35%
Average interest-earning assets to
average interest-bearing liabilities	108.45%	105.95%	107.84%	105.44%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$0.20	$0.03	$0.98	$(0.26)
Diluted earnings (loss) per share	$0.20	$0.03	$0.98	$(0.26)
Book value per share	$12.22	$10.90	$12.22	$10.90
Shares used for basic EPS computation	11,399,375	11,326,384	11,379,292	8,115,332
Shares used for diluted EPS computation	11,434,869	11,326,384	11,394,341	8,115,332
Total shares issued and outstanding	11,418,654	11,406,654	11,418,654	11,406,654

LOANS ORIGINATED FOR SALE:
Retail originations	$126,625	$101,002	$581,158	$304,410
Wholesale originations	297,264	258,247	1,112,744	1,011,389
Total loans originated for sale	$423,889	$359,249	$1,693,902	$1,315,799

LOANS SOLD:
Servicing released	$429,747	$342,952	$1,710,060	$1,305,049
Servicing retained	1,144	-	1,329	1,492
Total loans sold	$430,891	$342,952	$1,711,389	$1,306,541

	As of	As of	As of	As of
	03/31/11	12/31/10	09/30/10	06/30/10
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$4,059	$5,295	$6,498	$6,335
Allowance for loan losses	$34,478	$36,925	$39,086	$43,501
Non-performing loans to loans held for investment, net	5.11%	5.37%	5.76%	5.84%
Non-performing assets to total assets	4.28%	4.68%	5.23%	5.25%
Allowance for loan losses to non-performing loans	73.91%	73.80%	70.07%	74.00%
Allowance for loan losses to gross
loans held for investment	3.64%	3.81%	3.88%	4.14%
Net charge-offs to average loans receivable (annualized)	1.94%	1.12%	1.82%	2.49%
Non-performing loans	$46,649	$50,035	$55,785	$58,783
Loans 30 to 89 days delinquent	$5,662	$9,497	$4,323	$5,849

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	03/31/11	12/31/10	09/30/10	06/30/10
Recourse (recovery) provision for loans sold	$(1,236)	$173	$536	$2,051
Provision for loan losses	$2,693	$1,048	$877	$-

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of	As of	As of	As of
	03/31/11	12/31/10	09/30/10	06/30/10

REGULATORY CAPITAL RATIOS:
Tangible equity ratio	10.16%	9.80%	9.25%	8.82%
Core capital ratio	10.16%	9.80%	9.25%	8.82%
Total risk-based capital ratio	16.07%	15.23%	13.96%	13.17%
Tier 1 risk-based capital ratio	14.82%	13.97%	12.69%	11.91%

(Dollars in Thousands)	As of March 31,
	2011		2010
INVESTMENT SECURITIES:	Balance	Rate	Balance	Rate
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$-	-%	$3,335	4.00%
U.S. government agency MBS	15,050	2.54	18,400	3.51
U.S. government sponsored enterprise MBS	10,716	2.56	13,123	3.14
Private issue collateralized mortgage obligations	1,366	2.63	1,548	2.80
Total investment securities available for sale	$27,132	2.55%	$36,406	3.39%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$513,263	4.39%	$607,489	5.13%
Multi-family (5 or more units)	319,229	6.08	347,044	6.21
Commercial real estate	104,354	6.85	113,313	6.84
Construction	400	5.25	2,344	7.72
Other mortgage	1,531	5.69	1,532	6.16
Commercial business	5,515	7.20	7,687	7.56
Consumer	735	7.58	851	7.58
Total loans held for investment	945,027	5.25%	1,080,260	5.68%

Undisbursed loan funds	-		(19)
Deferred loan costs, net	2,847		3,622
Allowance for loan losses	(34,478)		(50,849)
Total loans held for investment, net	$913,396		$1,033,014

Purchased loans serviced by others included above	$21,183	4.76%	$23,721	4.85%

DEPOSITS:
Checking accounts – non interest-bearing	$42,433	-%	$47,773	-%
Checking accounts – interest-bearing	186,907	0.37	177,583	0.68
Savings accounts	209,087	0.51	200,724	0.89
Money market accounts	31,832	0.62	23,439	0.98
Time deposits	476,676	1.65	498,398	2.10
Total deposits	$946,935	1.04%	$947,917	1.44%

Brokered deposits included above	$19,612	2.78%	$19,612	2.78%

Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited – Dollars in Thousands)
	As of March 31,
	2011		2010
	Balance	Rate	Balance	Rate
BORROWINGS:
Overnight	$-	-%	$-	-%
Six months or less	45,000	4.63	-	-
Over six to twelve months	40,000	3.80	108,000	4.47
Over one to two years	50,000	3.58	85,000	4.24
Over two to three years	55,000	3.95	50,000	3.58
Over three to four years	10,000	2.93	55,000	3.95
Over four to five years	-	-	10,000	2.93
Over five years	31,611	3.72	1,658	6.37
Total borrowings	$231,611	3.90%	$309,658	4.13%

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (1)	$1,061,647	$1,161,785	$1,124,377	$1,221,897
Investment securities	28,593	37,878	31,586	64,162
FHLB – San Francisco stock	29,258	33,023	30,116	33,023
Interest-earning deposits	167,351	113,803	124,434	101,068
Total interest-earning assets	$1,286,849	$1,346,489	$1,310,513	$1,420,150
Total assets	$1,346,335	$1,414,506	$1,373,917	$1,484,044

Deposits	$937,840	$942,833	$936,197	$952,118
Borrowings	248,726	327,996	279,092	394,727
Total interest-bearing liabilities	$1,186,566	$1,270,829	$1,215,289	$1,346,845
Total stockholders’ equity	$137,536	$123,738	$134,311	$117,004

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (1)	5.17%	5.54%	5.24%	5.61%
Investment securities	2.59%	3.28%	2.71%	3.88%
FHLB – San Francisco stock	0.30%	0.27%	0.39%	0.37%
Interest-earning deposits	0.25%	0.25%	0.25%	0.25%
Total interest-earning assets	4.36%	4.90%	4.59%	5.03%

Deposits	1.04%	1.54%	1.12%	1.73%
Borrowings	3.98%	4.12%	4.10%	4.00%
Total interest-bearing liabilities	1.66%	2.21%	1.80%	2.40%

(1)	Includes loans held for investment, loans held for sale at fair value and loans held for sale at lower of cost or market, net of allowance for loan losses.

Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of
	03/31/11	12/31/10	09/30/10	06/30/10
Loans on non-accrual status:
Mortgage loans:
Single-family	$20,160	$23,975	$26,640	$30,129
Multi-family	2,558	1,525	3,440	3,945
Commercial real estate	375	1,645	377	725
Construction	250	250	250	350
Commercial business loans	-	37	37	-
Consumer loans	-	-	-	1
Total	23,343	27,432	30,744	35,150

Accruing loans past due 90 days or more:	-	-	-	-
Total	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	17,185	18,620	21,267	19,522
Multi-family	2,368	2,622	2,631	2,541
Commercial real estate	2,405	983	1,000	1,003
Other	1,203	232	-	-
Commercial business loans	145	146	143	567
Total	23,306	22,603	25,041	23,633

Total non-performing loans	46,649	50,035	55,785	58,783

Real estate owned, net	10,659	13,470	16,937	14,667
Total non-performing assets	$57,308	$63,505	$72,722	$73,450

Restructured loans on accrual status:
Mortgage loans:
Single-family	$19,929	$16,149	$19,044	$33,212
Multi-family	914	918	-	-
Commercial real estate	536	1,830	1,832	1,832
Other	-	1,292	1,292	1,292
Commercial business loans	90	94	96	-
Total	$21,469	$20,283	$22,264	$36,336